CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE
            FOR THE SERVICE OF PROCESS WITHIN FLORIDA, NAMING AGENT
                        UPON WHOM PROCESS MAY BE SERVED


In compliance with Section 48.091, Florida Statutes, the following is submitted:

        FIRST, FUTURE VISION PRODUCTS, INC. desiring to organize or qualify under the laws of the State of Florida, with its principal place of business in Palm Beach County, State of Florida, has named E.H.G. Resident Agents, Inc., located at 5100 Town Center Circle, Suite 330, Boca Raton, Florida 33486, as its agent to accept service of process within Florida.


                                        /s/ EDWARD H. GILBERT
                                        ---------------------
                                        EDWARD H. GILBERT


                                        Title:  Incorporator
                                        Date:   August 9, 1995


        I, having been named to accept service of process for the above-stated corporation at the place designated in this certificate, hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the prope@ and complete performance of my duties.

                                        E.H.G. Resident Agents, Inc.



                                        By: /s/ Edward H. Gilbert
                                        ----------------------------
                                        Edward H. Gilbert,
                                        President